                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933



                            STAAR SURGICAL COMPANY
            (Exact name of registrant as specified in its charter)

                  Delaware                                                    95-3797439
(State or other jurisdiction of incorporation or                 (I.R.S. Employer Identification No.)
organization)

            1911 Walker Avenue
           Monrovia, California                                   91016
 (Address of principal executive offices)                       (Zip Code)


                    1998 STAAR Surgical Company Stock Plan
                           (Full title of the plan)

                             William C. Huddleston
                              1911 Walker Avenue
                          Monrovia, California 91016
                    (Name and address of agent for service)

                                (626) 303-7902
         (Telephone number, including area code, of agent for service)

                                       CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------
                                            Proposed maximum     Proposed maximum
Title of Securities to   Amount to be      offering price per   aggregate offering      Amount of
 be registered            registered             share                price         registration fee
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
Common Stock             1,000,000           $16.25               $16,250,000            $4,290
----------------------------------------------------------------------------------------------------------

(1) Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock option plan described herein as the result of any future stock split, stock dividend or similar adjustment of the Registrant's outstanding common stock.

(2) Estimated pursuant to Rule 457(c) solely for purposes of calculating amount of registration fee, based upon the average of the closing price reported on September 11, 2000, as reported on the Nasdaq Stock Market.

If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [X].

                                   STAAR(R)
                                   SURGICAL


                       1,000,000 Shares of Common Stock
         Issued Pursuant to the 1998 STAAR Surgical Company Stock Plan


================================================================================

This re-offer prospectus covers the offering of 1,000,000 shares of STAAR Surgical Company common stock issued pursuant to the 1998 STAAR Surgical Company Stock Plan. Our common stock is quoted on the Nasdaq National Market under the symbol "STAA". On September 11 2000, the last reported sale price of our common stock was $16.25 per share.


An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See "Risk Factors" beginning at page 2.


================================================================================

Neither the Securities & Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



              The date of this prospectus is September 14, 2000

                             STAAR SURGICAL COMPANY
                               Table of Contents

Item                                                 Page
Forward Looking Statements                              1
Risk Factors                                            2
Use of Proceeds                                        14
Selling Security Holders and Plan of Distribution      15
Interests of Named Experts and Counsel                 17
Material Changes                                       18
Where You Can Find More Information                    19
Incorporation of Certain Documents by Reference        19

                           FORWARD LOOKING STATEMENTS


Some of the information in this prospectus contains forward-looking statements. You can find these statements under "Risk Factors", "Use of Proceeds," and elsewhere in this prospectus.

We typically identify forward-looking statements by using terms such as "may," "will," "should," "could," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," or "continue" or similar words, although we express some forward-looking statements differently. You should be aware that actual events could differ materially from those suggested in the forward-looking statements due to a number of factors, including:

     . our failure to achieve positive results in clinical trials;

     . our failure to successfully commercialize our products;

     . competition and technological change;

     . regulations affecting our business;

     . market acceptance of, and the level of demand for, our products;

     . changes in general economic and business conditions; and

     . changes in our business strategies.


You should also consider carefully the statements under "Risk Factors" and other sections of this prospectus, which address additional factors that could cause actual events to differ from those suggested in the forward-looking statements.


                              GENERAL INFORMATION

We were incorporated in California in 1982 as a successor to a partnership that was created for the purpose of developing, producing and marketing products for minimally invasive ophthalmic surgery. We reincorporated in Delaware in April 1986. Our principal executive offices are located at 1911 Walker Avenue, Monrovia, California 91016, our telephone number is (626) 303-7902 and our website can be found at http:\\www.staar.com.
                        --------------------

                                  RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below before you purchase any of our common stock. While we have described all risks and uncertainties that we believe are material to our business, other risks and uncertainties that affect our business operations may arise or become material in the future.

If we cannot address the following risks and uncertainties effectively, our business, financial condition or results of operations could be materially and adversely affected. In this event, the trading price of our common stock could decline and you could lose all or a part of your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of several factors, including the risks and uncertainties described below and elsewhere in this prospectus.

We have generated only limited revenues to date and we may not be able to achieve or maintain long-term profitability. Our future success will depend a great deal on our ability to successfully commercialize the Aqua-Flow(TM) Glaucoma Device and the ICL(TM).

We have generated only limited revenues to date. We have earned only modest profits in fiscal years 1997, 1998 and 1999. We cannot assure you that we will not incur substantial losses in the future, particularly as we expand our sales and marketing efforts for the Aqua-Flow(TM) Glaucoma Device, if approved, and increase research and development, clinical trial and administrative activities.

Our ability to achieve and maintain long-term profitability depends to a significant extent on obtaining regulatory approval for and successfully commercializing the Aqua-Flow(TM) Glaucoma Device and the ICL(TM), and also on successfully completing preclinical and clinical trials, obtaining required regulatory approvals and successfully developing, manufacturing and marketing our other current and future product candidates. In order to successfully commercialize the Aqua-Flow(TM) Glaucoma Device and the ICL(TM), we must be able to, among other things, obtain regulatory approval for these products. We cannot assure you that the FDA will approve these products in a timely manner, if at all. If we fail to successfully obtain regulatory approval for the Aqua-Flow(TM) Glaucoma Device and the ICL(TM), our business, financial condition and operating results will be materially harmed and our stock price would be adversely affected. We cannot assure you that we will be able to achieve any of the foregoing or that we will be able to achieve and maintain long-term profitability even if we successfully commercialize our products.

We face intense competition and rapid technological change that could result in products that are superior to the products we are commercializing or developing.

The market for ophthalmic products is intensely competitive and is subject to rapid and significant technological change. We have numerous competitors in the United States and abroad, including, among others, large companies such as Alcon, Mentor, Summit, VISX, Bausch & Lomb, Merck & Company, Allergan, CIBA Vision Corporation, Pharmacia, and Nidek Co., Ltd. These competitors may develop technologies and products that are more effective or less costly than any of our current or future products or that could render our products obsolete or noncompetitive. Many of these competitors have substantially more resources and marketing capabilities than we do. In addition, the medical technology and device industry continues to experience consolidation, resulting in an increasing number of larger, more diversified companies than us. Among other things, these companies can spread their research and development costs over much broader revenue bases than we can and can influence customer and distributor buying decisions.

If our ICL(TM) receives required regulatory approval, we will also compete with manufacturers of traditional vision correction techniques, such as contact lenses and eyeglasses, and with alternative technologies, such as other surgical and laser refractive procedures. If other surgical and laser refractive procedures become increasingly accepted as effective and safe techniques for permanent vision correction, or are perceived as more effective or safe than our techniques, it could substantially impact the available market for our products generally, and the ICL(TM) in particular, and have a material and adverse effect on our business.

Our ophthalmic products and techniques may not gain market acceptance among physicians, patients, healthcare payors and the medical community. Significant factors in determining whether we will be able to compete successfully include:

     . the efficacy and safety of our products;

     . our manufacturing and development capabilities;

     . the time and scope of regulatory approval;

     . reimbursement coverage from insurance companies and others;

     . the price and cost-effectiveness of our products; and

     . patent protection.

We will be required to continue to devote significant financial and other resources to enhance our existing products and develop new products. If we are unable to effectively compete, we may experience a decline in sales volume of our existing products, an inability to attain sufficient market penetration for new products and price reductions, any of which would materially harm us.

Many of our products and product candidates are based on novel technology and, consequently, are inherently risky. Concerns about the safety and efficacy of our products could limit our future revenues.

We are subject to the risks of failure inherent in the development of product candidates and procedures based on new technologies. These risks include the possibility that the products and technologies we use will not be effective, our product candidates will be unsafe or otherwise fail to receive the necessary regulatory approvals, our product candidates will be hard to manufacture on a large scale or will be uneconomical to market or we will not successfully overcome technological challenges presented by our products.

In particular, there is a risk that the marketplace will not accept, or be receptive to, the potential benefits of the Aqua-Flow(TM) Glaucoma Device or the ICL(TM). Unless and until these new products are accepted by the market and begin generating meaningful revenues our financial condition and prospects will continue to be solely dependent upon our line of cataract products. Acceptance of our new products, including the Aqua-Flow(TM) Glaucoma Device and the ICL(TM) will depend on a number of factors, including:

     . the efficiency, performance and attributes of these new products;

     . our ability to obtain necessary regulatory approvals to market the new products;

     . the effectiveness of our marketing and sales efforts, including educating ophthalmologists and other potential customers as to the distinctive characteristics and benefits of these new products;

     . the rate at which ophthalmologists attain the necessary surgical skills to implant these new products;

     . our ability to meet manufacturing and delivery schedules;

     . product pricing; and

     . general economic conditions affecting customers' purchasing patterns.

In addition, physicians and consumers may have a number of concerns about the safety and efficacy of our products, including the ICL(TM), and general acceptance among physicians and consumers regarding our products in development will require even greater levels of research and information to allay concerns. Most medical products and treatments, including ours, involve multiple potential complications and side effects, not all of which can be predicted with accuracy and many of which may vary from patient to patient. Long term follow-up data may reveal additional complications associated with our products. The responses of potential physicians and others to information about complications could materially affect the market acceptance of our products, which in turn would materially harm our business.

Longer-term use of our products may not yield the same results as those demonstrated in clinical trials or over shorter-term use.

While our products are subject to substantial FDA scrutiny requiring multiple clinical studies and are monitored regarding efficacy or safety over time, it is possible that the same results shown in clinical studies and over short-term use of our products may not be the same over longer-term use. It is possible that longer-term effectiveness or safety will be less favorable than previously experienced or projected. If longer term patient use or clinical experience indicate that our products or procedures do not provide patients with sustained benefits, or cause adverse side effects, our sales could decline and we could be subject to significant liability.

Our operating results have varied significantly in the past and could vary significantly in the future based on a number of factors.

Our operating results have fluctuated significantly in the past. We believe that they may continue to fluctuate significantly in the future. A number of factors have led to periodic variations in our operating results including:

     . competitors announcing technological innovations or new commercial products;

     . developments concerning proprietary rights, including patents;

     . competitors publicity regarding actual or potential products under development;

     . regulatory developments in the United States and foreign countries;

     . period-to-period fluctuations in our financial results;

     . litigation;

     . economic and other external factors, including disasters and other crises.

If in one or more future quarters our results of operations fall below expectations of securities analysts and investors, our stock price could be significantly harmed.

Regulatory and legal uncertainties could result in significant costs or otherwise harm our business.

In order to manufacture and sell our products, we must comply with extensive international and domestic regulation. In order to sell our products in the United States, approval from the FDA is required. The FDA approval process is expensive and time-consuming. We cannot predict which of our products that have not received FDA approval will be approved. Even if they are approved, we cannot predict the time frame for approval because it is subject to an independent governmental agency over which we have no control. Delays in approval will adversely affect the marketing and sale of our products. Foreign regulatory requirements differ from jurisdiction to jurisdiction and may, in some cases, be more stringent or difficult to obtain than FDA approval. In order to sell products in the countries comprising the European Economic Union, we must satisfy Union-wide regulatory requirements, even if we have previously received approvals from individual member countries. As with the FDA, we cannot predict if or when we will obtain these regulatory approvals. Delays in these approvals will also have an adverse affect on the marketing and sale of our products. In addition, approvals that are granted remain subject to continual review, which could result in product labeling restrictions or withdrawal of products from the market.

We are in the process of conducting clinical studies in the United States relating to:

     . using the Aqua-Flow(TM) Glaucoma Device for the treatment of glaucoma;
       and

     . using the ICL(TM) for the treatment of myopia and hyperopia.

If future clinical trial results with respect to these new products are not the same as the clinical trial results to date we could be denied FDA approval. It is also possible that long-term safety and efficacy data, when collected, will be inconsistent with the clinical results to date. If this happens and we cannot demonstrate that these products can be used safely and successfully in a broad segment of the patient population on a long-term basis, we would likely be denied FDA approval. Furthermore, there could be serious complications or side effects which are unpredictable and could impair or delay our obtaining regulatory approval for these new products in the United States and other key markets.

In addition to the review and approval process for our products, our manufacturing facilities and procedures are also subject to government regulation, including "good manufacturing practice" regulations promulgated by the FDA. We believe we are in compliance with all applicable regulations. However, the FDA and comparable regulatory agencies in other countries have substantial discretion in the interpretation and enforcement of applicable regulations. Future interpretations could be made by any regulatory body which could adversely affect us. At times, interpretations are even applied retroactively. It is not possible for us to predict the extent or impact of any future federal, state, local or foreign legislation or regulation which will affect us and our products adversely.

If the FDA believes that we are not in compliance with the law, they can do any or all of the following:

     . institute proceedings to detain or seize our products;

     . prohibit future violations; and

     . assess civil or criminal penalties against us and our officers or employees.

Although we have not been the subject of any FDA enforcement action, if we become subject to an FDA enforcement action, it could result in a disruption of our operations for an undetermined time.

If we are not able to complete our clinical trials successfully or our clinical trials are delayed, we may not be able to obtain regulatory approvals to market our products within our projected time frames.

We currently have two products, the Aqua-Flow(TM) Glaucoma Device and the ICL(TM) in clinical studies and other research and development programs are at an early stage and clinical testing in satisfaction of regulatory approval is a long, expensive and uncertain process. We cannot assure you that our clinical trials will be completed on schedule. Delays in patient enrollment in the trials may result in increased costs, program delays or both, which could slow down our product development and approval process and materially harm our business and financial condition. Even if initial results of preclinical studies or clinical trial results are positive, we may obtain different results in later stages of drug development, including failure to show desired safety and efficacy. The clinical trials of any of our product candidates could be unsuccessful, which would prevent us from commercializing the relevant product. Our failure to develop safe and effective products would substantially impair our ability to generate revenues and materially harm our business and financial condition.

If third-party payors do not provide reimbursement for our current or future products, our business would suffer materially.

Our ability to sell our products is, in part, dependent upon policies of government and private health insurance companies making reimbursement to ophthalmic surgeons with respect to their use of our products. In recent years, there have been numerous proposals to change the healthcare system in the United States. Some of these proposals have included measures that would limit or eliminate payments for medical procedures and treatments. In addition, as a result of the trend towards managed healthcare in the United States, as well as legislative proposals to reduce government insurance programs, third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new medical procedures and treatments. Consequently, significant uncertainty exists as to the reimbursement status of newly-approved healthcare products.

If either government or private health insurance companies discontinue authorization of reimbursement payments for use of our existing products (principally our IOLs) at current levels, our business would suffer materially and we could be hampered in our ability to develop new products. Various federal and state programs, including Medicare and Medicaid, provide reimbursement primarily at fixed rates. These programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, all of which may have the effect of decreasing program payments, increasing costs or requiring us to modify the way in which we operate our business. We are not able to predict whether changes will be made in the rates prescribed by these governmental programs. For example, reimbursement rates for IOLs by Medicare have declined in recent years. These changes could have a material and adverse effect on us, including our prospects for future sales of our products.

International market acceptance of our products and product candidates may depend, in part, on the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. We cannot assure you that we will obtain any international reimbursement approvals in a timely manner, if at all. Failure to receive international reimbursement approvals could materially and adversely affect market acceptance of our products in the international markets in which these approvals are sought. We currently do not expect that ICLs(TM) will be eligible for reimbursement, and there is no way to predict whether other new products will be eligible for reimbursement by government or private health insurance companies.

Our limited ability or failure to protect our intellectual property may adversely affect our ability to compete.

Our ability to compete effectively is materially dependent upon the proprietary nature of the designs, processes, technologies and materials owned, used by or licensed to us. Although we attempt to protect our proprietary property, technologies and processes through a combination of patent law, trade secrets and non-disclosure agreements, these may be insufficient. For example, in the case of patents, it is possible that existing patents granted to us or our licensors will be invalidated. Patents currently or prospectively applied for by us or our licensors may not be granted. Even if patents are granted, this does not assure that they will provide significant commercial benefits. Moreover, it is possible that competing companies may circumvent our patents or our licensors' patents by developing products that closely emulate but do not infringe these patents. This would allow our competitors to market products that compete with our products without obtaining a license from us. In addition to patented or potentially patentable designs, technologies, processes and materials, we also rely on proprietary designs, technologies, processes and know-how not eligible for patent protection. While we believe we have adequate procedures in place to protect against improper disclosure of these trade secrets, it is possible that competitors could independently develop the same or superior designs, technologies, processes and know-how. It is also possible that our trade secrets could be improperly disclosed in spite of our protective procedures.

We believe that the international market for our products is as important as the domestic market, and therefore we seek patent protection for our products or those of our licensors in foreign countries where we feel such protection is needed. Because of the differences in foreign patent and other laws concerning proprietary rights, our products may not receive the same degree of protection in foreign countries as they would in the United States.

The fact that we have patents issued to us for our products does not mean that we will always be able to successfully defend our patents and proprietary rights against challenges or claims of infringement by our competitors. The invalidation or circumvention of key patents (principally our core patents for insertion of foldable or deformable IOLs or ICLs(TM) through minimally invasive surgical techniques) or proprietary rights owned by or licensed to us could have an adverse effect on our business prospects. We could be required to defend against litigation involving our patents or proprietary rights of others. If we cannot successfully defend against claims of infringement or license such rights our business will be adversely affected. Legal and accounting costs relating to prosecuting or defending patent infringement litigation may be substantial.

We may be subject to costly and time-consuming product liability actions or be required to recall any one of our products, either of which would materially harm our business.

The testing and use of our products entail an inherent risk of physical injury to patients and physicians and expose us to potential product liability and other damage claims, including those that may arise from misuse or malfunction of, or design flaws in, our products. We may be held liable if any of our products causes injury or is found otherwise unsuitable during product testing, manufacturing, marketing or sale. We cannot assure you that we will be able to avoid product liability exposure. Product liability insurance for the medical technology industry is generally expensive, if available at all. We have obtained product liability insurance coverage in the amount of $1 million per occurrence, subject to a $15 million aggregate limitation. However, we cannot assure you that our present insurance coverage is now or will continue to be adequate. We cannot assure you that we can obtain adequate insurance coverage at a reasonable cost in the future. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit us from commercializing our products. If we are sued for any injury caused by our products, our liability could exceed our total assets and our reputation could be damaged.

In addition, in the event there are deficiencies or defects in the design or manufacture of any of our products, we may be required to recall the defective products. In the event of a product recall, our cost and potential liability could be significant and could significantly harm our business, financial condition and operating results, particularly if the recall relates to a product generating significant revenues and earnings for us. Potential negative publicity from a recall could also adversely affect our sales and/or regulatory approvals of our other products.

Our recently announced restructuring may not fully yield all of its intended benefits.

We have recently begun implementing a plan of restructuring that we announced in June 2000. This restructuring was designed to strategically write down non-performing assets to maximize our potential earnings as we prepare to launch a number of new products. In June 2000, we finalized our total one-time restructuring charge at $24 million, consisting of $9.5 million from discontinued operations, $4.5 million in restructuring and reorganization charges, and $10.0 million in impaired assets. We have made several changes to our operations in an effort to strengthen our focus on our core products and move our product candidates through regulatory channels. We cannot assure you that these steps will succeed in improving gross profit margin. The success of our restructuring depends, in part, on whether we can continue to leverage sales of our core products, whether sales of new products will result in a more favorable mix of products, and on whether our anticipated cost savings can be achieved and sustained.

If we fail to attract and retain key personnel and principal members of our management staff, our ability to effectively compete could be impaired and our business, financial condition and operating results could be materially harmed.

Our success depends greatly on our ability to attract and retain qualified management and technical personnel, as well as to retain the principal members of our existing management staff. The loss of services of any of these persons could adversely affect the commercialization of our current products and our ability to develop and commercialize future products. In May 2000, our Board of Directors terminated several key management employees, including John R. Wolf, who served as our President and Chief Executive Officer since September of 1989, as well as our Executive Vice President of Research and Development and Vice President of Manufacturing. Currently, our Chief Operating Officer is acting as our interim President and Chief Executive Officer. We recently filled both the research and development and manufacturing positions. In order to pursue our commercialization plans and to expand and develop our research and development programs and pursue our product development plans, we will need to integrate our new personnel into our current operations and be required to hire a new President and Chief Executive Officer. We cannot assure you that we will be able to find a replacement for our Chief Executive Officer or that we will be able to integrate any new personnel into our organization. Further, we cannot assure you that we will not experience disputes relating to any of the terminations described above. We are aware of claims that have been asserted against us relating to some of these terminations. The outcome of these disputes is unpredictable and could consume our time and resources and subject us to substantial liability. We may also need to hire additional qualified research and development and sales and marketing personnel, as well as personnel with technical expertise and experience in clinical testing and government regulation. There is intense competition for qualified staff, and we cannot assure you that we will be able to attract and retain the necessary qualified staff to develop our business. If we fail to attract and retain key management staff, or if we lose any additional members of our current management team, our business, financial condition and operating results would be materially harmed. We do not maintain, and do not currently intend to obtain, key employee global life insurance on any of our personnel.

We may experience difficulties in managing growth. If we are not able to effectively manage our growth, our business, financial condition and operating results could be materially harmed.

If we succeed in our commercialization and product development efforts, our growth could strain our operations, product development and other managerial and operating resources. Future growth will impose significant added responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees, including management. In the future, our financial performance and our ability to compete effectively will depend, in part, on our ability to manage any future growth effectively.
To that end, we must be able to:

     . hire and train additional qualified personnel;

     . expand the capacity, scalability and performance of our product commercialization and development infrastructure;

     . improve coordination among our marketing, operations, accounting and financing personnel;

     . develop our administrative, accounting and management information systems and controls; and

     . manage our future research and development efforts effectively.

We cannot assure you that we will be able to accomplish these tasks. If we fail to accomplish any of these tasks, our business, financial condition and operating results would be materially harmed.

We have limited manufacturing experience.

We manufacture our products in quantities sufficient to satisfy our current level of product sales. If we were to experience increases in sales, we may need to increase our production significantly beyond our present manufacturing capacity. Accordingly, we may be required to increase our manufacturing capacities or to contract with another party to manufacture our products. We cannot assure you that we can successfully increase our capacity on a profitable basis, or contract with another party on terms acceptable to us, if at all. Further, we cannot assure you that if we choose to scale-up our manufacturing operations, we will be able to maintain compliance with FDA standards that regulate our manufacturing facilities.

If we experience an interruption of our manufacturing operations, our business, financial condition and operating results would be materially harmed.

We manufacture substantially all of the products we sell. As a result, any prolonged disruption in the operation of our manufacturing facilities, whether due to technical, labor or other difficulties, destruction of or damage to any facility or other reasons, could have a material adverse effect on our business, financial condition and operating results.

Because we have operations and customers internationally, our business may be adversely affected by foreign political and economic conditions.

A significant portion of our revenues relate to our international sales and operations. We expect this to continue to be the case in the future. Our international sales and operations subject us to several potential risks, including;

     . risks associated with fluctuating exchange rates;

     . the regulation of fund transfers by foreign governments;

     . United States and foreign export and import duties and tariffs; and

     . political instability.

The occurrence of any of the foregoing could materially and adversely affect our business. We have not previously engaged in activities to mitigate the effects of foreign currency fluctuations, because historically we have been generally paid in U.S. dollars with respect to our international operations. As earnings from international operations increase, our exposure to fluctuations in foreign currencies may increase, and we may utilize forward exchange rate contracts or engage in other efforts to mitigate foreign currency risks. If we were to do this, there can be no assurance as to the effectiveness of these efforts in limiting any adverse effects of foreign currency fluctuations on our international operations and overall results of operations.

Our continued growth is in part dependent on the expansion of international sales of our products. This expansion will involve operations in markets where we may not be experienced and we cannot assure you that we will be successful in
capturing a significant portion of these markets.   In many of these markets, we
will continue to be dependent on the efforts of distributors, and we cannot assure you that the distributors will be successful or that they will maintain their relationships with us. In addition, we will not be able to market and sell our products in certain international markets until we obtain regulatory approval. We cannot assure you that we will be able to successfully commercialize any of our products in any international market. If we cannot, our business, financial condition and operating results will be materially harmed.

We are subject to extensive government regulation concerning environmental matters.

We are subject to a variety of local, state and federal government regulations relating to the storage, discharge, handling, emission, generation, manufacture and disposal of toxic and other hazardous substances used to manufacture our products. We cannot be sure that we will be in compliance with governing standards in the future or that we will not incur significant costs to comply with environmental laws and regulations in the future. If we were to fail to comply with any of these regulations, this failure could subject us to significant liabilities. Further, we cannot completely eliminate the risk of accidental contamination or injury from these toxic or hazardous materials.

We may need additional financing in the future, but our access to capital funding is uncertain.

Our current and anticipated development activities require substantial additional capital. Our future capital needs will depend on many factors, including, successfully commercializing the Aqua-Flow(TM) Glaucoma Device and the ICL(TM), changes in or termination of our relationships with our distributors or suppliers, changes in government regulations and policies, progress in our research and product development activities and expansion of our international operations. Our success may also depend on the magnitude and scope of these activities, the progress and level of unreimbursed costs associated with clinical trials, the costs associated with acquisitions, the costs of preparing, filing, prosecuting, maintaining and enforcing patent claims and other intellectual property rights, competing technological and market developments, the establishment of future collaborations, the development of our marketing activities, and the costs of manufacturing scale-up. We do not have committed external sources of funding and we cannot assure you that we will be able to obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we may be required to:

     . delay, reduce the scope of or eliminate one or more of our commercialization or development programs;

     . obtain funds through arrangements with collaboration partners or others that may require us to relinquish rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves; or

     . license rights to technologies, product candidates or products on terms that are less favorable to us than might otherwise be available.

If we raise additional funds by issuing additional stock, our stockholders would suffer further dilution and new investors could have rights superior to existing stockholders. Further, if additional funds are raised through the issuance of debt securities, these securities could contain covenants that would restrict our operations. If we do not have sufficient funds at any time in the future, we may be unable to develop or commercialize our products, take advantage of business opportunities or respond to competitive pressures.

Market volatility may affect our stock price and the value of your investment may be subject to sudden decreases.

Our stock price has a history of volatility. This volatility has existed even in the absence of significant news or developments about us. Moreover, the stocks of medical technology and device companies in particular, and the stock market generally, have been subject to dramatic price swings in recent years, with the stock of small capitalization companies, like us, experiencing the greatest volatility. Factors that may have a significant impact on the market price of our common stock include:

     . variations in financial results;

     . changes in earnings estimates by industry research analysts;

     . investors' perceptions of us and our financial prospects;

     . results of the governmental approval process for our medical devices or techniques or for our competitors;

     . results of clinical trials;

     . changes in government regulations;

     . announcements of new products, technologies or techniques by us or our competitors;

     . announcements regarding patent litigation or the issuance of patents to us or our competitors;

     . changes in reimbursement policies; and

     . general economic, industry and market conditions.

These price swings, both as to our stock and as to our industry and the stock market generally, are likely to continue. As a result, you could be subject to significant losses in your investment in our stock even if we successfully execute on our business strategy.

In the past, following periods of market volatility, security holders of other companies have instituted class action litigation. If the market value of our stock experiences adverse fluctuations and we become involved in this type of litigation, we could incur substantial legal costs and management's attention could be diverted, which could materially harm our business and the market price of our common stock.

Sales of common stock may depress the market price of our common stock.

A substantial number of outstanding shares of common stock and shares of common stock issuable upon exercise of outstanding options and warrants are eligible for sale in the public market. Sales of a substantial number of shares of our common stock or the perception that such sales could occur could cause the market price of our common stock to decline. Any sales by existing stockholders or holders of options or warrants may have an adverse effect on our ability to raise capital and may adversely affect the market price of our common stock.

Some of our existing stockholders can exert significant influence over us. If they make decisions that are not in the best interests of all stockholders, then our stock price may decline.

Our directors and executive officers and their affiliates beneficially own, in the aggregate, approximately 19.77% of our outstanding common stock. As a result, these stockholders as a group will significantly influence our management and affairs and all matters submitted to our stockholders for approval, including electing directors, any merger, consolidation or sale of all or substantially all of our assets and any other significant corporate transaction. This control could discourage others from initiating potential merger, takeover or other change of control transactions, and may adversely affect the market price of our common stock. In addition, if these stockholders acted together, they could cause a result that may not be in the best interest of all stockholders.

Some provisions in our certificate of incorporation and bylaws and Delaware law may delay or prevent a takeover and suppress our stock price.

Some provisions in our certificate of incorporation and bylaws may have the effect of delaying, deferring or preventing an acquisition, merger or other change of control of the Company, despite the possible benefits to our stockholders, or otherwise adversely affect the price of our common stock. These provisions include the following:

     . the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval;

     . a staggered board of directors and the limited ability of stockholders to remove our directors; and

     . a limitation on who may call special meetings of stockholders; and

     . advance notice requirements for nomination for election to our board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

In addition to these provisions, we are subject to certain Delaware laws, including provisions that prohibit us from engaging in any "business combination" with a person who, together with affiliates and associates, owns 15% or more of our common stock (referred to as an interested stockholder) for a period of three years following the date that such person became an interested stockholder, unless the business combination is approved in the prescribed manner. The provisions of our certificate of incorporation and bylaws and Delaware law may discourage potential takeover attempts, discourage bids for our common stock at a premium over market price or could adversely affect the market price of, and the voting and other rights of the holders of, our common stock. As a result, the market price of our common stock could be adversely affected.

                                USE OF PROCEEDS

All net proceeds from the sale of the common shares covered by this prospectus will go to the selling shareholders who offer and sell their shares. We will not receive any proceeds from the sale of the common shares by the selling shareholders.

                 SELLING SHAREHOLDERS AND PLAN OF DISTRIBUTION

All of the common shares registered for sale under this prospectus will be owned prior to the offer and sale of such shares by our current or former employees, officers, directors, consultants and/or advisors (the "selling shareholders"). All of the shares owned by the selling shareholders were acquired by them pursuant to the 1998 STAAR Surgical Company Stock Plan. The names of the selling shareholders are set forth below.

We are registering the common shares covered by this prospectus for the selling shareholders. As used in this prospectus, "selling shareholders" includes the pledgees, donees, transferees or others who may later hold the selling shareholders' interests. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares.

The selling shareholders may offer his or her common shares to or through brokers and dealers and underwriters selected by the selling shareholders from time to time. In addition, the common shares may be offered for sale through the Nasdaq Stock Market, through a market maker, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Each selling shareholder may pledge all or a portion of the common shares owned by him or her as collateral in loan transactions. Upon default by any such selling shareholder, the pledgee in such loan transaction would have the same rights of sale as such selling shareholder under this prospectus. Each selling shareholder may also transfer common shares owned by him or her in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholder under this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. Finally, each selling shareholder and any brokers and dealers through whom sales of the common shares are made may be deemed to be "underwriters" within the meaning of the Securities Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

Additional information related to the selling shareholders and the plan of distribution may be provided in one or more supplemental prospectuses.

The following table sets forth the names of the selling shareholders who may sell their shares pursuant to this prospectus. The selling shareholders have, or within the past three years have had, positions, offices or other material relationships with us or with our predecessors or affiliates.

The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders and as adjusted to give effect to the sale of all the common stock offered by the selling shareholders pursuant to this prospectus.

-------------------------------------------------------------------------------------------------------

        Selling               Shares              Shares              Shares           Percentage
      Shareholder         held before the         being           held after the    Owned after the
                             Offering            Offered             Offering           Offering

-------------------------------------------------------------------------------------------------------
Michael Lloyd
Former Vice President of
Manufacturing                 50,250               50,000               250           Less than 1%
-------------------------------------------------------------------------------------------------------
TOTAL                         50,250               50,000               250
-------------------------------------------------------------------------------------------------------

                    INTERESTS OF NAMED EXPERTS AND COUNSEL

Mr. Andrew F. Pollet is the majority shareholder of Pollet & Richardson. Pollet & Richardson will give an opinion regarding certain legal matters in connection with this offering of our securities. Mr. Pollet is also the Chairman of our Board of Directors and the owner of approximately 7% of our issued and outstanding common stock.

                               MATERIAL CHANGES

Restructuring


In May 2000, we announced our plans to strategically write down non-performing assets to maximize our potential earnings as we prepare to launch a number of new products. In June 2000, we finalized our total one-time restructuring charge at $24 million, consisting of $9.5 million from discontinued operations, $4.5 million in restructuring and reorganization charges, and $10.0 million in impaired assets. Of this amount, approximately 85% represents non-cash charges. The charges include discontinuing our Japanese joint venture and certain subsidiaries, writing-off or down inventory, patents and other assets that were considered questionable in providing us future value and employee severance costs associated with changes in our management. We recorded these charges against our second quarter of fiscal year 2000 earnings, before tax benefit.

Canon Litigation

On May 23, 1988 we formed a joint venture with Canon Inc. and Canon Sales Co., Inc. On May 8, 2000, we filed a complaint in the United States District Court of the Central District of California against Canon, Inc., Canon Sales, Inc., and a Japanese individual. The complaint seeks damages for tortious interference with contractual relations and tortious interference with actual and prospective business advantage. The Federal lawsuit arises from the named defendants' attempt to gain distribution rights and access to our proprietary technology and ophthalmic product lines for the Japanese market. We are currently awaiting a response to the complaint from the named defendants.

Management Reorganization

In May 2000, we appointed William C. Huddleston as our interim President and CEO. Mr. Huddleston will continue to serve as our Chief Operating Officer. Mr. Huddleston replaces John R. Wolf, who served as our President and CEO. We also elected Andrew F. Pollet as our Chairman, replacing Mr. Wolf, who continues to serve as a Director to the Company.

Sale of Assets of Laser & Implant Technology Centers

During 1999 we founded Laser & Implant Technology Centers, a Delaware limited liability company. Laser & Implant Technology Centers engages in the business of operating one surgery center for the purpose of providing a location to physicians to render ophthalmological and other medical services, including refractive laser procedures, and owns laser and other peripheral equipment used in four other surgery centers, from which it receives a fee for each surgery performed. We are in the process of transferring the assets of this business to Laser & Implant Technology Centers, a Georgia limited liability company, which is a third party unrelated to us. As payment in full for the assets, the purchaser has agreed to assume the executory obligations of the Company and of Laser & Implant Technology Centers relating to the business, and to deliver to us or to Laser & Implant Technology Centers a promissory note for the cash portion of the purchase price. At this time, the cash portion of the purchase price has been determined to be $399,517, however, the cash portion of the purchase price may be changed prior to the execution of the purchase and sale agreement. The promissory note will bear interest at the rate of eight percent (8%) and will have a term of five years. Payment of principal and interest will be made on a monthly basis, but no payment of principal or interest will be due until January 1, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a Registration Statement on Form S-8 that we filed with the Securities and Exchange Commission (the "SEC"). We omitted certain information in the Registration Statement from this prospectus in accordance with the rules of the SEC. We file the annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain copies from the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 if you pay certain fees. You can call the SEC at 1-800-732-0330 for further information about the operation of the Public Reference Room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC's World Wide Web site at http://www.sec.gov. Our common stock is quoted on the NASDAQ National Market. Reports, proxy and information statements and other information concerning STAAR Surgical Company may be inspected at the NASDAQ Stock Market at 1735 K Street N.W., Washington, D.C. 20006.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.

     The following documents filed with the SEC are incorporated by reference into this prospectus:

     (i) our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     (ii) our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

     (iii) our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2000; and

     (iv) our definitive proxy statement for its 2000 Annual Meeting of Stockholders.

All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed documents which is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or the prospectus supplement.

We will provide without charge to you, on written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents, except for exhibits that are incorporated by reference). You should direct any requests for documents to Mr. William C. Huddleston at 1911 Walker Avenue, Monrovia, California 91016, telephone (626) 303-7902.

Except for the historical information contained herein, the discussion in this prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed herein. Important factors that could cause, in whole or in part, actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in the section entitled "Risk Factors" as well as those discussed elsewhere in this prospectus and in any documents incorporated herein by reference.

                          [LOGO OF STAAR SURGICAL(R)]



                         1,000 Shares of Common Stock
         Issued Pursuant to the 1998 STAAR Surgical Company Stock Plan






    Until October 24, 2000, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to a deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents are hereby incorporated by reference into this Registration Statement:

          (a) The Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed by the Registrant with the Securities and Exchange Commission (the "Commission") on March 30, 2000, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

          (b)  The Registrant's Proxy Statement dated May 1, 2000.

          (c) The Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed by the Registrant with the Commission on May 15, 2000.

          (d) The Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed by the Registrant with the Commission on August 14, 2000.

          (e) The description of the Registrant's common stock, which is contained in a registration statement filed on Form S-18, registration number 2-83434.

          (f) In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.   Description of Securities.

          Not applicable. The class of securities to be offered is registered under Section 12 of the Exchange Act.

Item 5.   Interests of Named Experts and Counsel.

          Andrew F. Pollet, one of the principals of the law firm of Pollet & Richardson, is the owner of 994,880 shares of the Registrant's common stock and options to purchase an additional 32,000 shares of the Registrant's common stock.

Item 6.   Indemnification of Directors and Officers.

          As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, as amended, includes a provision that eliminates the personal liability of each of its directors for monetary damages for breach of such director's fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the director derived an improper personal benefit.

          In addition, the Registrant's Certificate of Incorporation, as amended, and its Bylaws provide that the Registrant must, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, including those circumstances in which indemnification would otherwise be discretionary. The rights conferred are not exclusive and the Registrant is authorized, pursuant to Section 145 of the Delaware General Corporation Law, to enter into indemnification agreements with its directors, officers and employees. The Registrant maintains director and officer liability insurance. The indemnification provisions in the Certificate of Incorporation, as amended, and the Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and officers for liabilities arising under the Securities Act of 1933, as amended.

Item 7.   Exemption From Registration Claimed.

          The Registrant is registering 50,000 shares of common stock owned by Michael Lloyd. Mr. Lloyd was employed by the Registrant as an executive officer until July 11, 2000. Shortly after leaving his employment, Mr. Lloyd exercised an option to purchase the 50,000 shares of common stock. The Registrant is relying on section 4(2) of the Securities Act of 1933 for its exemption from registration.

Item 8.   Exhibits.

          4.1   Certificate of Incorporation, as amended.(1)
          4.2   Bylaws(1)
          4.3   Stockholders Rights Plan(1)
          5     Opinion regarding legality
          23.1  Consent of BDO Seidman LLP
          23.2  Consent of Pollet & Richardson (included in Exhibit 5)
          24.   Powers of attorney


               (1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended
                    January 3, 1997, as filed on April 2, 1997, SEC file number 000-11634

Item 9.   Undertakings.

          (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (1) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 14th day of September, 2000.

                                STAAR Surgical Company



                                By:/s/ William C. Huddleston
                                   _____________________________________________
                                   William C. Huddleston, its Interim
                                   President and Interim Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:



Dated: September 14, 2000          /s/ William C. Huddleston
                                   _________________________________________
                                   William C. Huddleston, Interim President,
                                   and Interim Chief Executive Officer



Dated: September 14, 2000          /s/ John Santos
                                   _________________________________________
                                   John Santos, Chief Financial Officer and
                                   Chief Accounting Officer



Dated: September 14, 2000          /s/ Andrew F. Pollet
                                   _________________________________________
                                   Andrew F. Pollet, Director and Chairman


                                                    *
Dated: September 14, 2000          _________________________________________
                                   Peter J. Utrata, Director


                                                    *
Dated: September 14, 2000          _________________________________________
                                   Volker D. Anhaeusser, Director



Dated: September 14, 2000          /s/ Andrew F. Pollet
                                   _________________________________________
                                   *Andrew F. Pollet, Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit Number          Description

      4.1               Certificate of Incorporation, as amended(1)
      4.2               Bylaws(1)
      4.3               Stockholders Rights Plan(1)
      5                 Opinion regarding legality
     23.1               Consent of BDO Seidman LLP
     23.2               Consent of Pollet & Richardson (included in Exhibit 5)
     24                 Powers of attorney


                        (1) Incorporated by reference from the Registrant's Annual Report on Form 10-K for the year ended January 3, 1997, as filed on April 2, 1997, SEC file number 000-11634